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                                                                      EXHIBIT 12

RATIO OF EARNINGS TO FIXED CHARGES


The following table sets forth UBS AG's ratio of earnings to fixed charges, for the periods indicated.

FOR THE PERIOD ENDED             3.31.01  12.31.00  12.31.99  12.31.98  12.31.97
--------------------             -------  --------  --------  --------  --------
IAS(1)
Pre-tax earnings from
 continuing operations(2).....     2,119    10,109     7,709     3,560     (851)
Add: Fixed Charges............    12,818    44,251    30,246    32,958   17,273
                                 -------  --------  --------  --------  --------
PRE-TAX EARNINGS BEFORE FIXED
 CHARGES......................    14,937    54,360    37,955    36,518   16,422
Fixed charges:
  Interest....................    12,607    43,615    29,695    32,424   16,733
  Other(3)....................       211       636       551       534      540
                                 -------  --------  --------  --------  --------
  TOTAL FIXED CHARGES.........    12,818    44,251    30,246    32,958   17,273
RATIO OF EARNINGS TO FIXED
 CHARGES(4)...................      1.17      1.23      1.25      1.11     0.95

U.S. GAAP(1)
Pre-tax earnings from
 continuing operations(2).....               6,617     4,216    (5,319)
Add: Fixed charges............              44,220    30,211    26,307
                                          --------  --------  --------
PRE-TAX EARNINGS BEFORE FIXED
 CHARGES......................              50,837    34,427    20,988
Fixed charges:
  Interest....................              43,584    29,660    25,773
  Other(3)....................                 538       551       534
                                          --------  --------  --------
  TOTAL FIXED CHARGES.........              44,220    30,211    26,307
                                          --------  --------  --------
RATIO OF EARNINGS TO FIXED
 CHARGES(5)...................                1.15      1.14      0.80

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(1) The ratio is provided using both IAS and U.S. GAAP values, as the ratio is materially different between the two accounting standards. No U.S. GAAP information is provided for December 31, 1997 or March 31, 2001 as a U.S. GAAP reconciliation was not required for either period.

(2) Pre-tax earnings from continuing operations includes the elimination of subsidiary, associate, and minority interest income and the addition of dividends received from associates.

(3) Other fixed charges is the interest component of rental expense.

(4) The deficiency in the coverage of fixed charges by earnings before fixed charges at December 31, 1997 was CHF 851 million.

(5) The deficiency in the coverage of fixed charges by earnings before fixed charges at December 31, 1998 was CHF 5,319 million.